May 23, 2001


Mr. Gary Kimmons
GK Intelligent Systems, Inc.
2602 Yorktown Place
 Houston, TX 77056


                    RE: CONSULTING AND FINDER'S FEE AGREEMENT

Dear Gary:

     This will confirm our agreement ("Agreement") in connection with services to be rendered by The Herman Group, L.P. ("Consultant") to GK Intelligent Systems, Inc. (the "Company") as follows:

     1. Appointment as Consultant.

     The Company hereby authorizes Consultant, on a non-exclusive basis, .to (a) provide services in connection with the clean-up, strategic planning and development of the Company ("Consulting Services), (b) obtain investors, underwriters, lenders and/or guarantors (collectively "Investors") to provide Financing (as defined below) for the Company on terms acceptable to the Company and the Investors, (c) negotiate and pre-package creditors and (d) identify a buyer ("Buyer") to acquire any of the assets or capital stock of the Company by merger, consolidation, sale or exchange of assets, or sale or exchange of stock ("Acquisition"). Section 3(b) and shall be referred to as "Finder Services."

     2. Procedure for Identifying Potential Investors and Buyers.

     The following procedure shall be followed as to identifying and introducing the Company to potential investors and buyers. Consultant will inform the Company of the identity and contact information of the proposed Investor or Buyer. Upon receipt of this information, the Company will promptly confirm receipt of notification from Consultant in writing; thereafter Consultant will be protected as to a fee for any Financing or Acquisition resulting from Consultant's identification of such party or parties if such transaction is consummated during the terns hereof or within the 36 month period referred to in Section

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     3. a) Consulting Service Fee.


            Company shall pay Consultant the sum of Thirty Thousand Dollars ($30,000) per month for the Consulting Services performed by Consultant. Payment of fees for Consulting Services shall be made on the first day of each month for a period of six (6) months. A non-refundable, Sixty Thousand Dollar ($60,000.00) Retainer Fee is due and payable upon the execution of this Agreement. This Retainer Fee shall act as the first and last month's payment in advance.


     3. b) Finder's Service Fee.

     If Financing or an Acquisition is consummated during the term of this Agreement and for a period within 36 months after termination of this Agreement, then Consultant shall be entitled to a cash fee as follows:

     10% of any Financing or Consideration amount

     Financing, as used herein, shall mean all amounts furnished to or for the use of the Company with Investors directed or introduced by, or through the efforts of, Consultant after the date of this Agreement, whether by investment in equity or debt securities of the Company, loans, loan commitments, or guarantees of indebtedness.

     Consideration, as used herein, shall mean the amount of cash, plus the fair market value of everything other than cash, to be paid to the Company, or its shareholders or creditors, in connection with the Acquisition (whether such Consideration is fixed or contingent), and including any obligations of the Company of any of its subsidiaries or affiliates which are to be retired or assumed on or after the closing.

     All elements of Consideration other than cash shall be valued in the amount set by the agreement of purchase or sale (the "Purchase Agreement"), and all notes or other debt obligations delivered to the Company to evidence partial or full payment of the Consideration shall be treated at face value or fair market value whichever is greater. If there is no value placed on such amounts other than cash by the Purchase Agreement, such amounts of Consideration shall be valued at their fair market value on the date of the closing.

     In the event that real property not covered by the Purchase Agreement but occupied by Buyer is sold to the Buyer, at closing or within 36 months thereafter (with or without an option or right of first refusal), the purchase price for such subsequent sale, or rental payments for the lease of real property shall constitute Consideration for purposes hereunder.


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     The Company shall furnish Consultant a copy of the Purchase Agreement at or prior to closing. The Company shall inform Consultant of time and place of closing, and Consultant shall have the right to attend such closing.

     3. c) Expense Reimbursement.

     Consultant shall be separately reimbursed for out-of-pocket expenses such as travel, expenses, printing, road shows for investors, graphics or design ("Expenses"). Consultant shall submit budget proposals in advance and subject to approval by the Company prior to incurring such Expenses. Company shall reimburse Expenses within ten (10) business days of receiving itemized vouchers with receipts.

     4. Fees Due on Closing.

     The Fees due Consultant as set forth in Section 3(b) above shall be paid at the closing of Financing or Acquisition. In the event that a portion of the Financing is completed in delayed increments, the fee shall be paid pro-rata as each increment is advanced.

     5. Termination.

     This Agreement shall terminate thirty-six (36) months after the date of execution of the Agreement or upon the failure of Company to make timely payments to Consultant as set out in paragraph 3 above.

     6. Acting as Consultant Only.

     It is understood that Consultant in connection with the Finder Services is acting as a finder only, is not a licensed securities or real estate broker or dealer, and shall have no authority to enter into any commitments on the Company's behalf, or to negotiate the terms of Financing or Acquisition, or to hold any funds or securities in connection with Financing or Acquisition, or to perform any act which would require Consultant to become licensed as securities or real estate broker or dealer.

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     7. Limited Liability.

     The Company hereby represents and warrants that all information provided to the Consultant pertaining to the Company shall be true and correct; and the Company shall hold Consultant harmless from any and all liability, expenses or claims arising from the disclosure or use of such information. Consultant shall indemnify and hold the Company free and harmless with respect to any obligations, costs, claims, judgments, or attorney's fees based upon materials or representations made by the Consultant, except where such claim or action may arise out of materials or information provided to the Consultant by the Company.

     8. Applicable Law; Venue.

     The Agreement is governed by and construed under the laws of the State of Texas, and any action brought by either party against the other party to enforce or interpret this Agreement shall be brought in an appropriate court of such State. In the event of any such action, the prevailing party shall recover all costs and expenses thereof, including reasonable attorney's fees from the losing party. Venue for all disputes under this Agreement shall be in Harris County, Texas.

     If the foregoing correctly sets forth our Agreement, please sign the original and return the enclosed copy.


THE HERMAN GROUP, L.P.                            GK INTELLIGENT SYSTEMS, INC.

By: /S/ Sherri M. Herman                          by:  /S/ Gary F. Kimmons
--------------------------------                  -----------------------------
Sherri Herman                                     Gary F. Kimmons
President                                         President
Date: 5/29/01                                     Date: 5/29/01

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